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                                                                   EXHIBIT 10.31



                              [NANOGEN LETTERHEAD]

September 24, 1997

Steven J. Naber
11 Fair Elms
Laguna Niguel, CA 92677

Dear Steve:

Nanogen Incorporated ("Nanogen") is pleased to offer you the position of Vice President Finance/Chief Financial Officer, with Nanogen Incorporated and the following terms encompass our offer. The effective date of this position will be as soon as possible, but hopefully not later than October 20, 1997. If you accept this offer, you will be an exempt employee reporting to me, Nanogen's CEO.

You will be located in our San Diego office, and as Vice President Finance/CFO, will be responsible for directing financial operations for Nanogen, including our initial stock offering and related activities. You will be expected to devote your full-time efforts to these responsibilities, and you will be compensated at an annual base rate of $165,000 per annum payable in equal, semi-monthly increments.

As a Vice President, you will be a participant in Nanogen's Executive Incentive Compensation Plan. As part of this plan, you will be grandfathered into the 1997 incentive plan and eligible for a bonus of up to $20,000 for 1997, and $40,000 for 1998. All bonuses are based on annual milestones which would be mutually agreed upon between you and me, and subject to Board of Directors' approval.

Upon your acceptance of this proposal, you will be entitled to purchase 150,000 shares of Nanogen common stock at fair market value, as determined by Nanogen's Board, upon the terms contained in the Company's Stock Purchase Agreement which includes a four-year vesting/repurchasing provision.

You will be eligible to participate in all Company-sponsored benefits upon your date of hire. At present, these include full medical, dental and vision insurance coverage for yourself, with the option to include your family with a minimal contribution. In addition, you will be eligible to participate in our life and long-term disability insurance as well as our 401(k) plans (non-employer contributing) as well as our 125 Flexible Benefits Program. A benefits summary is included for your review.


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Steven J. Naber
September 24, 1997
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Should you choose to relocate your household from Orange County to San Diego during your first nine months of employment, you will be eligible for relocation benefits consistent with your employment level at Nanogen. A copy of Nanogen's 1997 Executive Relocation Guidelines are provided to you herewith. In addition to the relocation benefits contained in the guidelines, Nanogen is willing to offer to cover the cost of temporary housing (to be arranged by Nanogen) during your first nine months of employment, up to a monthly cap of $3,000.

The Company also agrees to provide you with six months of severance pay, should your employment be terminated without cause: a) during your first year of employment, or b) before the time in which shares of Nanogen common stock have been sold in an initial public offering, if this has not taken place during your first year of employment. For the purpose of this letter, the phrase "termination without cause" shall mean a termination of your employment by Nanogen for any reason other than: 1) the repeated and willful failure by you to perform your reasonably assigned duties on behalf of Nanogen; 2) the repeated gross negligence by you in carrying out your duties; 3) illegal conduct by you in carrying out your duties; 4) the repeated refusal by you to comply with the reasonable and lawful instructions of the Board; or 5) repeated and willful actions by you contrary to Nanogen's best interests.

Employment with Nanogen will not be for a specific term and can be terminated by you or by the Company at any time for any reason, with or without cause and with or without notice. Any contrary representations, agreements, or promises of any kind, whether written, oral, expressed or implied which may have been made or which may be made to you are/will be superseded by this offer. We request that all Nanogen employees, to the extent possible, give advance notice if they intend to resign. If you accept the offer, the terms described in this letter will be the terms of your employment. Any additions or modifications of these terms must be in writing and signed by you and Nanogen's Chief Executive Officer.

As an obligation consistent with the offer of employment, you will be required to sign the enclosed Blood Consent Form, and the Proprietary Information and Inventions Agreement; and on your first day of employment, to provide the Company with the legally required proof of your identity and authorization to work in the United States.

Assuming this letter is acceptable to you, please sign a copy and return it to me. This offer will terminate unless accepted by October 6, 1997. We are very excited that you


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Steven J. Naber
September 24, 1997
Page 3

will be joining Nanogen. Myself, Tina, our Board Members and employees look forward to announcing your appointment.


Sincerely yours,


/s/ HOWARD C. BIRNDORF


Howard C. Birndorf

Enclosures


I accept this offer under the terms and conditions set forth in this letter.


/s/ STEVEN J. NABER                               9-26-97
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Steven J. Naber                                   Date